Exhibit 99.1

PRESS RELEASE

Clorox Appoints Fabian Garcia as CEO

Matthew Shattock to Resume Position as Independent Chair

OAKLAND, Calif., Oct. 29, 2026 — The Clorox Company (NYSE: CLX) today announced that its Board of Directors has appointed Fabian Garcia as CEO, effective Jan. 5, 2027, following a comprehensive search. Garcia will succeed Linda Rendle, who announced in May that she would step down for health reasons. Rendle will continue to serve as chair and CEO until Garcia assumes the CEO role.

At the time of Garcia’s appointment, he will join the Board of Directors, and Matthew Shattock, the company’s lead independent director and former Board chair, will become independent chair. On that date, Rendle will step down as CEO and as a director, while continuing to serve in an advisory capacity through April 2, 2027 to ensure a smooth transition.

“Fabian is an accomplished global business leader with an exceptional track record of delivering results, building enduring brands and developing high-performing teams,” said Shattock. “His experience leading large-scale consumer businesses, advancing innovation, successfully managing complex and evolving customer and channel dynamics, and driving disciplined growth makes him well suited to lead Clorox. The Board is confident that Fabian has the vision and leadership to build on the strong foundation Linda has established, strengthen execution and position Clorox for sustainable value creation.”

Shattock continued, “We are also incredibly grateful for Linda’s leadership through some of the most consequential moments in the company’s history. She strengthened the business and positioned it for the future. We greatly appreciate her continued support during this transition.”

Garcia currently serves as president of Unilever Personal Care and is a member of the Unilever Leadership Executive team, bringing more than four decades of global consumer products leadership experience. Since joining Unilever in 2020, he has held several senior leadership roles, including serving as president of Unilever North America. Before joining Unilever, Garcia served as CEO of Revlon and as chief operating officer for Global Innovation and Growth at Colgate-Palmolive, where he led global growth strategy, consumer innovation and operational productivity initiatives. Earlier in his career, he held a series of global leadership roles at Procter & Gamble, helping shape his foundation in brand building, commercial excellence and consumer-focused growth. Garcia currently serves on the Board of Directors of Wells Fargo, having previously served on the boards of Kimberly-Clark and Arrow Electronics.

“I am honored to join Clorox and grateful for the Board’s confidence,” said Garcia. “This is a company with an exceptional portfolio of trusted brands, deep consumer loyalty, a clear purpose and a talented team. While there is more work ahead to strengthen performance and realize the company’s full potential, I am energized by the opportunity and confident in Clorox’s future. I look forward to working with the team to build on these strengths, drive growth and create long-term value for all of our stakeholders.”

“It has been the privilege of my career to lead Clorox and work alongside such talented teammates around the world,” said Rendle. “As I prepare to hand over leadership of this remarkable company in the coming months, I do so with great confidence. Clorox’s future is bright, and I look forward to seeing all that the company will accomplish under Fabian’s leadership.”

Clorox will report its first-quarter fiscal year 2027 earnings results on Monday, Nov. 2, and Rendle and Chief Financial Officer Luc Bellet will participate in an earnings call with analysts. Links to the webcast, press release and prepared remarks can be found at Clorox Quarterly Results.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands, including Brita®, Burt’s Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.

Media Contact:

corporate.communications@clorox.com

Investor Relations Contact:

investorrelations@clorox.com

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